UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SUPERIOR BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPERIOR BANCORP
17 North 20th Street
Birmingham, Alabama 35203

April 16, 2007

Dear Stockholder:

On behalf of the Board of Directors and management of Superior Bancorp, we cordially invite you to attend the Annual Meeting of Stockholders to be held at our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203, on May 16, 2007, at 10:00 a.m. Central Time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Regardless of whether you plan to attend, please mark, sign, date and return the enclosed proxy as soon as possible in the envelope provided. If you attend the Annual Meeting, which we hope you will, you may vote in person even if you have previously mailed a proxy card.

Sincerely,

C. Stanley Bailey
Chairman and Chief Executive Officer

PROXY STATEMENT
INTRODUCTION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NUMBER ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
PROPOSAL NUMBER TWO AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING OF STOCKHOLDERS
OTHER BUSINESS
ANNEX A

SUPERIOR BANCORP
17 North 20th Street
Birmingham, Alabama 35203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2007

To the Stockholders of Superior Bancorp:

You are hereby notified that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Superior Bancorp, a Delaware corporation, will be held at our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203, on Wednesday, May 16, 2007, at 10:00 a.m. Central Time, for the following purposes:

1. To elect 12 directors to serve a term of one year or until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

2. To consider and vote upon a proposed amendment to the Corporation’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 50 million shares to 60 million shares.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting; however, only stockholders of record at the close of business on April 5, 2007, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. Regardless of whether you plan to attend the meeting, please mark, sign, date and return the enclosed proxy in the enclosed prepaid envelope as soon as possible. If you attend the annual meeting in person, you may revoke your proxy in person. Attendance at the meeting does not of itself revoke your proxy.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at Superior Bancorp’s principal executive offices at 17 North 20th Street, Birmingham, Alabama, from May 6, 2007 through May 16, 2007, and the list shall be available for inspection at the Annual Meeting by any stockholder who is present.

By Order of the Board of Directors

William H. Caughran
Secretary

DATED: April 16, 2007

SUPERIOR BANCORP
17 North 20th Street
Birmingham, Alabama 35203

PROXY STATEMENT
For 2007 Annual Meeting of Stockholders
to be Held on May 16, 2007

INTRODUCTION

We are furnishing this Proxy Statement to the holders of Superior Bancorp common stock, par value $.001 per share, in connection with our solicitation of proxies to be used at the 2007 Annual Meeting of Stockholders to be held on Wednesday, May 16, 2007, at 10:00 a.m., Central Time, at our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203 (the “Annual Meeting”) and any adjournment thereof. The enclosed proxy is solicited on behalf of our Board of Directors. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about April 16, 2007.

On May 18, 2006 Superior Bancorp changed its name from The Banc Corporation. Superior Bancorp’s subsidiary, Superior Bank, had changed its name from The Bank on January 1, 2006. All references in this Proxy Statement to Superior Bancorp and Superior Bank for periods prior to those dates shall be deemed to refer to their respective predecessor organizations.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on April 5, 2007, are entitled to receive notice of and to vote at the Annual Meeting. Our only class of voting stock outstanding is our common stock, par value $.001 per share. As of the close of business on April 5, 2007, the number of shares of common stock outstanding and entitled to vote at the Annual Meeting was          . Each share of common stock is entitled to one vote on all matters. There are no cumulative voting rights.

Vote Required

Before any business may be transacted at the Annual Meeting, a quorum must be present. A majority of our outstanding shares of common stock which are entitled to vote at the annual meeting, represented in person or by proxy, shall constitute a quorum for the transaction of business. Assuming a quorum is present,

•	The election of directors (Proposal One) requires a plurality of the votes cast.

•	The proposed amendment to our Restated Certificate of Incorporation (Proposal Two) requires approval by the holders of a majority of our issued and outstanding shares of common stock.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted as votes cast on any matter except with respect to Proposal Two. Since Proposal Two requires the affirmative vote of a majority of all outstanding shares of our common stock, abstentions and broker non-votes will have the same effect as a vote against Proposal Two.

How to Vote Your Shares

To vote at the Annual Meeting, you may attend the Annual Meeting and vote your shares in person or vote by signing and returning the enclosed proxy card in the envelope provided. Shares of common stock represented by the accompanying proxy card will be voted in accordance with your voting instructions if the proxy card is properly executed and is received by us prior to the time of voting and is not revoked. Where specific choices are not indicated on the proxy card, proxies will be voted in accordance with the recommendations of the Board of Directors.

How to Revoke Your Proxy

Sending in a signed proxy card will not affect your right to attend the Annual Meeting and vote in person. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	giving written notice to the Secretary of Superior Bancorp that you wish to revoke your proxy,

•	executing and delivering to the Secretary of Superior Bancorp a later-dated proxy, or

•	attending, giving notice and voting in person at the Annual Meeting.

Solicitation

We will bear the costs of soliciting proxies. We have engaged Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies, for which we will pay a fee of approximately $7,500 plus reimbursement of expenses. Some of our officers and employees (or those of our subsidiaries) may use their personal efforts to make additional requests for the return of proxies by telephone, mail or otherwise and may receive proxies on our behalf. They will receive no additional compensation for making any solicitations. We expect to reimburse brokers, banks, custodians and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matters, other than those set forth in the foregoing Notice of Annual Meeting of Stockholders, that may be brought before the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the best of our knowledge, certain information regarding our beneficial stock ownership as of April 5, 2007, by: (a) each of our current directors, our Chief Executive Officer and our other current executive officers, (b) all current directors and executive officers as a group, and (c) each stockholder known by us, based solely upon a review of filings made with the SEC, to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to all shares shown to be beneficially owned by him. None of the shares are pledged as security for indebtedness unless otherwise indicated.

			Percentage(1)(2)
	Number of Shares of		Of Common
Name	Common Stock		Stock Owned

C. Stanley Bailey	976,656	(3)		%
Roger Barker	60,421	(4)		%
William H. Caughran	7,732	(5)		%
Glynn C. Debter	12,707	(6)		%
K. Earl Durden	635,269	(7)		%
Rick D. Gardner	417,184	(8)		%
James C. Gossett	38,910	(9)		%
Roy B. Jackson	4,932			%
Thomas E. Jernigan, Jr.	86,299	(10)		%
James Mailon Kent, Jr.	423,768	(11)		%
James M. Link	8,951	(12)		%
D. Dewey Mitchell	271,484	(13)		%
Barry Morton	311,051	(14)		%
Robert R. Parrish, Jr.	7,710	(15)		%
C. Marvin Scott	508,983	(16)		%
Michael E. Stephens	277,450	(17)		%
James C. White, Sr.	8,676	(18)		%
All executive officers and directors as a group (17 persons)	4,058,183	(19)		%

*	Less than 1%

(1)	Except as otherwise noted herein, percentage is determined on the basis of shares of Corporation common stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of common stock subject to currently exercisable options. Unless otherwise indicated, the address of each person is c/o Superior Bancorp, 17 North 20th Street, Birmingham, Alabama 35203.

(2)	Ownership percentage for each named individual is calculated by treating any shares subject to options that are held by the named individual and that are exercisable within the next 60 days as if outstanding, but treating such option shares held by others and treating shares subject to options held by the named individual but not exercisable within 60 days as not outstanding. If ownership of restricted stock is shown, the individual has sole voting power, but no power of disposition.

(3)	Includes 711,970 shares subject to options that are exercisable within 60 days and 1,000 shares held by a trust, of which he disclaims beneficial ownership.

(4)	Includes 20,000 shares subject to options that are exercisable within 60 days.

(5)	Includes 89 shares held as co-trustee of a trust and 4,316 shares allocated to his employee stock ownership plan account as of December 31, 2005 (the most recent allocation).

(6)	Includes 11,990 shares pledged to Superior Bank as collateral for a loan.

(7)	Includes 32,500 shares subject to options that are exercisable within 60 days and 205,534 shares held as co-trustee.

(8)	Includes 355,985 shares subject to options that are exercisable within 60 days.

(9)	Includes 37,500 shares subject to options that are exercisable within 60 days and 1,110 shares allocated to his employee stock ownership plan account as of December 31, 2005 (the most recent allocation).

(10)	Includes 30,000 shares subject to options that are exercisable within 60 days and 36,967 shares held by a trust of which he is the beneficiary.

(11)	Includes 30,000 shares subject to options that are excisable within 60 days.

(12)	Includes 5,000 shares subject to options that are exercisable within 60 days.

(13)	Includes 5,000 shares subject to options that are exercisable within 60 days, 146,315 shares held by a corporation of which he is a controlling shareholder and 14,582 shares held for his benefit by an employee benefit plan.

(14)	Includes 20,000 shares subject to options that are exercisable within 60 days.

(15)	Includes 5,000 shares subject to options that are excisable within 60 days.

(16)	Includes 355,985 shares subject to options that are exercisable within 60 days.

(17)	Includes 20,000 shares subject to options that are excisable within 60 days.

(18)	Includes 5,000 shares subject to options that are exercisable within 60 days.

(19)	Includes 1,633,940 shares subject to options that are exercisable within 60 days.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

Under our Restated Certificate of Incorporation and Bylaws, each member of our Board of Directors stands for election annually. The Board of Directors has recommended the election of the nominees for director identified below, to serve for a term expiring at the 2008 Annual Meeting or until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

The Board of Directors has no reason to believe that any of the persons named will be unable to serve if elected. If any nominee is unable to serve as a director, the enclosed Proxy will be voted for a substitute nominee selected by the Board of Directors. The election of directors requires a plurality of the votes cast by the holders of our common stock. A “plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors.

Nominees for Director

For each nominee’s beneficial ownership of common stock, see “Security Ownership of Certain Beneficial Owners and Management.” Set forth below is certain additional information regarding each nominee:

Name(1)	Age	Position with Superior Bancorp

C. Stanley Bailey	58	Chairman & Chief Executive Officer; Director
Roger Barker	59	Director
K. Earl Durden	70	Director
Rick D. Gardner	47	Chief Operating Officer; Director
Thomas E. Jernigan, Jr.	41	Director
James Mailon Kent, Jr.	66	Director
James M. Link	64	Director
D. Dewey Mitchell	50	Director
Barry Morton	69	Director
Robert R. Parrish, Jr.	52	Director
C. Marvin Scott	57	President; Director
James C. White, Sr.	59	Director

(1)	Messrs. Barker, Jernigan and White are members of the Audit Committee; Messrs. Durden, Link and Stephens are members of the Compensation Committee; Messrs. Durden and Link are members of the Nominating and Corporate Governance Committee. Current directors Debter, Jackson and Stephens are not standing for re-election.

C. Stanley Bailey joined Superior Bancorp as Chief Executive Officer and a Director in January 2005. During 2004, he was Chairman and Chief Executive Officer of Silver Acquisition Corp., Overland Park, Kansas. Mr. Bailey was founder, chairman and chief executive officer of Superior Financial Corp., Little Rock, Arkansas, a financial services company, from late 1997 until the sale of the company in late 2003. From 1971 through 1997, he served in various executive management positions with AmSouth Bancorporation, Birmingham, Alabama and Hancock Holding Company, Gulfport, Mississippi, a bank holding company.

Roger Barker has been Senior Vice President and Chief Financial Officer of the Buffalo Rock Company, a distributor and bottler of soft drink products, for over five years. He has been a director of Superior Bancorp since December 2003 and began serving as a director of Superior Bank, in 1998.

K. Earl Durden is the Chairman and Chief Executive Officer and a director of Rail Management Corporation, Durden Enterprises, LLC and Magic Broadcasting, LLC. Mr. Durden also serves as Chairman and a director of Copper Basin Railway, Inc. He has been a director of Superior Bancorp since December 1998.

Rick D. Gardner joined Superior Bancorp as Chief Operating Officer in January 2005 and was elected as a director in June 2005. During 2004, he was Chief Operating Officer of Silver Acquisition Corp., Overland Park, Kansas. Mr. Gardner was an officer of Superior Financial Corp., Little Rock, Arkansas, from 1998 through late 2003, serving as Chief Administrative Officer and, previously, as Chief Financial Officer. From 1981 through 1998, he served first as an accountant with Grant Thornton and then in various executive management positions with Metmor Financial, Overland Park, Kansas, and First Commercial Mortgage Company, Little Rock, Arkansas.

Thomas E. Jernigan, Jr. has been the President of Marathon Corporation, a privately held investment management company based in Birmingham, Alabama, for over five years. He has been a director of Superior Bancorp since September 1998.

James Mailon Kent, Jr. has been the owner of Mailon Kent Insurance Agency in Birmingham, Alabama for over 20 years. He has been a director of Superior Bancorp since September 1998.

James M. Link, Lieutenant General, U.S. Army (retired), has served as President of Teledyne Brown Engineering, Inc., Huntsville, Alabama, a subsidiary of Teledyne Technologies, Inc., since July 2001, and was elected as a director of Superior Bancorp in June 2005. He previously served as Senior Vice President, Applied Technology Group, of Science Applications International Corporation, Huntsville, Alabama. He completed his military career as Deputy Commanding General, U.S. Army Materiel Command, from 1998 — 2000. Additionally, he is a director of Dewey Electronics Corporation.

D. Dewey Mitchell is a co-owner of Capstone Tropical Holdings, Inc., New Port Richey, Florida, a holding company for a number of real-estate related businesses in the Tampa Bay area. Mr. Mitchell served as a director of Kensington Bankshares, Inc., Tampa, Florida, from its founding until its merger with Superior Bancorp in 2006, at which time he became a director of Superior Bancorp.

Barry Morton is Chairman of The Robins & Morton Group, Birmingham, Alabama, one of the largest contractors in the United States. Before becoming Chairman, he served for 15 years as President of Robins & Morton. He served for more than five years as a director of Superior Bank, and was elected as a director of Superior Bancorp in June 2005.

Robert R. Parrish, Jr. is president and owner of Parrish Group, Inc. of Tallahassee, Florida, a holding company for companies involved in real estate development, construction and sales in the Capitol Region of Florida. Mr. Parrish has served in such capacities for Parrish Group and its predecessors for more than 20 years. Mr. Parrish was appointed as a director of Superior Bancorp in November 2005.

C. Marvin Scott joined Superior Bancorp as President in January 2005 and was elected as a director in June 2005. During 2004, he was President of Silver Acquisition Corp., Overland Park, Kansas. Mr. Scott served as President and Chief Operating Officer of Superior Financial Corp., Little Rock, Arkansas, from April 1998 through late 2003. From 1971 through 1997, he served in various executive management positions with Crestar, a Richmond, Virginia-based bank holding corporation, AmSouth Bank and Hancock Holding Company. From February 1996 until January 1998, he was Chief Retail Officer and Senior Vice President of Hancock Holding Company, and he was previously Executive Vice President — Consumer Banking at AmSouth Bank.

James C. White, Sr. has served as Managing Partner of Banks, Finley, White & Co., Certified Public Accountants, Birmingham, Alabama, one of the nation’s largest and oldest minority-owned certified public accounting firms, since the firm’s inception in 1973. He was elected as a director of Superior Bancorp in June 2005, and previously served as a director of Superior Bank.

The Board of Directors unanimously recommends a vote FOR the election of all nominees identified above. The enclosed Proxy will be voted in favor of those nominees unless other instructions are given.

Executive Officers

The following table sets forth certain information about our current executive officers:

Name	Age	Position

C. Stanley Bailey	58	Chief Executive Officer; Director
William H. Caughran	50	General Counsel and Secretary
Rick D. Gardner	47	Chief Operating Officer; Director
James C. Gossett	44	Chief Accounting Officer
C. Marvin Scott	57	President; Director

Information concerning Mr. Bailey, Mr. Gardner and Mr. Scott is set forth above under “Nominees for Director.”

William H. Caughran was named General Counsel of Superior Bancorp in November 2006 upon completion of Superior Bancorp’s acquisition of Community Bancshares, Inc., Blountsville, Alabama. Mr. Caughran became General Counsel of Community Bank in 1998 and Community Bancshares, Inc. in 2002. From 1986 to 1998 Mr. Caughran served as in-house counsel to AmSouth Bank, Birmingham, Alabama.

James C. Gossett was named Chief Accounting Officer of Superior Bancorp in 2005. Previously, he became Controller of Superior Bank in 1998 and was named Chief Financial Officer of Superior Bank in 2003. Mr. Gossett is a Certified Public Accountant.

Certain Information Concerning the Board of Directors and its Committees

The Board of Directors held a total of five meetings and acted by unanimous written consent five times during 2006. During 2006, each of the directors attended at least 75% of the aggregate of (i) the total number of Board of Directors meetings and (ii) the total number of meetings held by all Board committees on which he served during the period for which he or she was serving as a director or committee member. The Board of Directors has determined that the following 10 directors were “independent directors” under Rule 4200 of the NASDAQ Stock Market Marketplace Rules during 2006: Messrs. Barker, Durden, Jernigan, Kent, Link, Mitchell, Morton, Parrish, Stephens and White. Our non-employee directors periodically meet in executive session without the management directors. While there is no policy requiring their attendance, directors are encouraged to attend the Annual Meeting of Stockholders. Eight of the thirteen members of the Board of Directors at that time attended the 2006 Annual Meeting.

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee.  The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements. Among other things, the Audit Committee is responsible for the appointment, retention, compensation and oversight of our independent auditors, reviews significant audit and accounting policies and practices, meets with our independent auditors concerning, among other things, the scope of audits and reports, approves the provision of services by our independent auditors and reviews the performance of overall accounting and financial controls. The Audit Committee currently comprises Messrs. Barker (Chair), Jernigan and White. During 2006, there were nine meetings of the Audit Committee. See “Report of the Audit Committee.”

Each of the members of the Audit Committee is an independent director, as defined under NASDAQ Rule 4200, and meets the standards required by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Board of Directors has determined that each of Mr. Barker and Mr. White qualifies as an “audit committee financial expert”, under the Rules of the Securities and Exchange Commission. In January 2004, the Board of Directors adopted a revised Audit Committee Charter, a copy of which is available on our website at www.superiorbank.com.

Compensation Committee.  The Compensation Committee is responsible for reviewing the performance of all of our officers and recommending to the Board of Directors annual salary and bonus amounts for them. The Compensation Committee also administers the Third Amended and Restated 1998 Incentive Stock Plan of The

Banc Corporation and the Commerce Bank of Alabama Stock Option Plan. The Compensation Committee currently comprises Messrs. Stephens (Chair), Durden and Link, all of whom are independent directors as defined under NASDAQ Rule 4200. During 2006, the Compensation Committee held four meetings. The Compensation Committee operates under a written charter dated November 17, 2003 which is available on our website at www.superiorbank.com. See “Executive Compensation and Other Information — Compensation Discussion and Analysis — Compensation Committee Report on Executive Compensation.”

Nominating and Corporate Governance Committee.  The Nominating and Corporate Committee recommends to the Board of Directors and evaluates potential candidates to serve as directors of Superior Bancorp. The Nominating and Corporate Governance Committee was established in March 2004 as the Nominating Committee and consists of Messrs. Durden (Chair) and Link. Each of the voting members of the Nominating Committee is an independent director, as defined under NASDAQ Rule 4200. The Nominating and Corporate Governance Committee met three times during 2006.

The Nominating and Corporate Governance Committee has a written charter, adopted by the Board in March 2004, which is available on our website at www.superiorbank.com. The Committee is charged with developing and recommending criteria to be considered in identifying and evaluating potential candidates to serve as directors of Superior Bancorp as well as establishing policies and procedures for identifying, recruiting, interviewing and recommending to the Board qualified candidates to serve as directors. The Committee is also responsible for developing and recommending to the Board criteria to be used in reviewing and evaluating candidates recommended by shareholders of Superior Bancorp and is responsible for reviewing and evaluating such candidates and making recommendations to the Board.

In evaluating and recommending director nominees, the Committee does not rely on a fixed set of qualifications, but instead attempts to identify nominees with (i) a broad range of business experience consistent with Superior Bancorp’s strategic focus and its stockholder interest, (ii) the ability to dedicate the time and resources necessary for service on the Board of Directors, and (iii) familiarity with the primary geographic markets served by Superior Bancorp. In addition, the Committee is charged with ensuring that at least a majority of our directors satisfy the director independence requirements imposed by the NASDAQ Marketplace Rules. In evaluating director nominees, including incumbent directors and any nominees recommended by stockholders, the Committee considers a nominee’s business experience and skills, character, judgment, leadership experience, familiarity with community banking issues, knowledge of our geographic markets and relevant issues therein, and such other criteria as the Committee may deem relevant and appropriate based on the composition of the Board of Directors and the strategic goals of Superior Bancorp at the time in question.

The Committee will consider recommendations for director nominees submitted by stockholders. In order for the Committee to evaluate the nominees properly, such nominations should be received by the Committee no later than 60 days prior to the meeting at which the election is to be held and should shall set forth (a) as to each person the stockholder proposes to nominate for election or re-election as a director (i) the person’s name, age, business address, and residence address, (ii) the person’s principal occupation or employment, (iii) the class and number of shares of Superior Bancorp capital stock that the person beneficially owns and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class or series and number of shares of capital stock of Superior Bancorp that are owned beneficially or of record by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such notice, and (v) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The stockholder should also send to the Committee a written consent of each person proposed to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. Stockholders wishing to recommend potential director nominees should write to the Committee in care of William H. Caughran, Secretary, Superior Bancorp., 17 North 20th Street, Birmingham, Alabama 35203.

Stockholder Communications with the Board

The Board of Directors provides a process for stockholders to send communications to the Board of Directors. Stockholders may send written communications to the Board of Directors addressed to the Board of Directors (or to an individual director), Attention: Secretary, Superior Bancorp., 17 North 20th Street, Birmingham, Alabama 35203. All communications will be compiled by the Secretary and submitted to the Board of Directors or the individual directors.

Director Compensation

The following table presents information concerning the compensation paid to non-employee directors of Superior Bancorp during 2006:

Director Compensation

						Change in
						Pension Value
						and
	Fees					Nonqualified
	Earned				Non-Equity	Deferred
	or Paid	Stock	Option		Incentive Plan	Compensation		All Other
	in Cash	Awards	Awards		Compensation	Earnings		Compensation	Total
Name	($)	($)	($)		($)	($)		($)	($)

Roger Barker	—	$29,500	—		—	—		—	$29,500
K. Earl Durden	—	$26,000	—		—	—		—	$26,000
Thomas E. Jernigan, Jr.	—	$23,500	—		—	—		—	$23,500
James Mailon Kent, Jr.	—	$25,500	—		—	$10,092	(2)	—	$35,592
James M. Link	—	$25,000	—		—	—		—	$25,000
D. Dewey Mitchell	—	$4,000	$1,460	(1)	—	—		—	$5,460
Barry Morton	—	$31,000	—		—	—		—	$31,000
Robert R. Parrish, Jr.	—	$24,000	$19,891	(1)	—	—		—	$43,891
Michael E. Stephens	—	$20,500	—		—	—		—	$20,500
James A. Taylor	—	$16,000	—		—	—		—	$16,000
James C. White, Sr.	$25,500	—	—		—	—		—	$25,500

(1)	Mr. Mitchell and Mr. Parrish were each granted options to purchase 5,000 shares of Superior Bancorp common stock during 2006. The amounts shown are the amounts recognized by Superior Bancorp as expenses in 2006 in its financial statements. The grant date fair value of the option awards to Mr. Mitchell and Mr. Parrish were $19,575 and $19,891, respectively.

(2)	Represents the portion of the earnings on Mr. Kent’s deferred compensation which were paid at a rate in excess of 120% of the federal long-term rate with annual compounding.

Non-employee directors receive an annual retainer of $10,000 payable in quarterly installments, meeting fees of $1,500 per Board meeting, and committee meeting fees of $1,500 per meeting for committee chairs and $1,000 per meeting for committee members, and have the option of receiving such retainer and fees in cash or common stock. All directors have elected to receive their compensation in common stock for 2007.

Prior Deferred Compensation Agreements.  The following current directors entered into Deferred Compensation Agreements with us originally effective as of September 1, 1999: Messrs. Durden, Jernigan, Kent and Stephens. Messrs. Kent and Jernigan also entered into Deferred Compensation Agreements with Superior Bank, and Mr. Morton had a Deferred Compensation Agreement with Superior Bank only. These agreements provided that we would establish and fund investments in a Deferral Account for the director as provided in the agreements. Upon termination of a director’s service other than by reason of death or following a change in control, the agreements obligated us to pay the director within 60 days of termination the amount equal to the Deferral

Account Balance. The agreements further provided that, if the director were terminated following a change in control, we must pay the director the primary and secondary benefits. The primary benefit is the Deferral Account balance at the end of the plan year immediately preceding the director’s termination of service, which is payable to the director in ten equal annual installments. The secondary benefit is the amount equal to the growth in the Deferral Account and must be paid within 60 days of the end of each plan year. All of the affected directors other than Mr. Kent agreed, effective July 31, 2005, to terminate their Deferred Compensation Agreements and accept shares of our common stock having a value equal to their Deferral Account balances in full satisfaction of our obligations under their Deferred Compensation Agreements. Mr. Kent, who is fully vested in his benefits under his Deferred Compensation Agreements, has agreed to the termination of such agreements in exchange for our agreement to fund a new deferred compensation arrangement for him in the amount of $154,547, representing the present value of amounts that would have been paid to him under his Deferred Compensation Agreements. Under this new arrangement, such amount is deemed to be invested in specified benchmark funds or indices, and Mr. Kent will be entitled to receive benefits based upon the value of his deemed investment account after giving effect to deemed investment gains and losses on the account. Mr. Kent may elect to receive such benefits in five or ten annual installments or in a lump sum beginning in 2011 or 2016, at his election, subject to earlier termination of the arrangement.

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, including our principal executive, financial and accounting officers. A copy of our code of ethics is available on our website, www.superiorbank.com. We intend to disclose information about any amendments to, or waivers from, our code of ethics that are required to be disclosed under applicable Securities and Exchange Commission regulations by providing appropriate information on our website. If at any time our code of ethics is not available on our website, we will provide a copy of it free of charge upon written request.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish Superior Bancorp with copies of all Section 16(a) forms that they file. Based on a review of the copies of the forms furnished to us, or written representations that no reports on Form 5 were required, we believe that during 2006, all of our officers, directors and greater-than-10% beneficial owners complied with all applicable filing requirements except as set forth in the following paragraphs.

The following directors filed late Forms 4 reporting grants of stock from Superior Bancorp in May 2006 in connection with their service as directors: Mr. Barker (1,162 shares); Mr. Durden (1,068 shares); Mr. Jernigan (1,157 shares); Mr. Kent (930 shares); Mr. Link (1,022 shares); and Mr. Morton (1,022 shares). Mr. Parrish, a director, filed a late Form 4 reporting a grant in January 2006 from Superior Bancorp of options to purchase 5,000 shares of stock. James C. Gossett, a named executive officer, filed a report on Form 5 in February 2007 showing the July 2006 grant from Superior Bancorp of options to purchase 5,000 shares of stock. Such transaction should have been reported on Form 4.

In addition, James A. Taylor, a former director, filed a late report on Form 4 showing the disposition of 10,000 shares in an open market transaction in December 2006.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation program for (a) our principal executive officer, (b) our principal financial officer, and (c) the three other most highly compensated executive officers of Superior Bancorp during the year ended December 31, 2006. These executive officers are referred to collectively as the “named executive officers.” For a summary of the amount of compensation paid to the named executive officers in 2006, please see “Summary of Cash and Certain Other Compensation” below.

Compensation Philosophy and Policies for Executive Officers

Superior Bancorp’s Board of Directors has established a Compensation Committee which is responsible for determining the compensation of all officers, including the named executive officers. See “Certain Information Concerning the Board of Directors and its Committees.” The Compensation Committee’s objective is to compete effectively for the services of qualified officers and key employees, to give those employees appropriate incentive to pursue the maximization of long-term stockholder value, and to recognize those employees’ success in achieving both qualitative and quantitative goals for the benefit of Superior Bancorp.

The Compensation Committee believes that executives of Superior Bancorp should be rewarded based upon their success in meeting certain operational goals, improving earnings and generating returns for stockholders. The Compensation Committee strives to establish levels of compensation that take these factors into account and provide appropriate recognition for past achievement and incentive for future success. The Compensation Committee recognizes that the market for executives with expertise and experience in the banking industry is highly competitive. In order to attract and retain qualified executives, the Compensation Committee believes that Superior Bancorp must offer compensation at competitive levels. In addition, the Compensation Committee believes that Superior Bancorp’s stock incentive plans offer its executives meaningful equity participation in Superior Bancorp’s common stock. The Compensation Committee feels that the combination of cash compensation and equity participation will be effective in stimulating Superior Bancorp’s executives to meet both long-term and short-term goals.

The role of management in determining executive compensation is limited to gathering information for the Compensation Committee. For example, compensation data regarding selected peer companies is compiled by management. See “Benchmarking.” The Compensation Committee receives the information from management and then determines how it will utilize such information in the committee’s decision-making process. The Compensation Committee does not delegate to any other committee or individual its authority to determine the compensation of the executive officers of Superior Bancorp.

Benchmarking

To assist the Compensation Committee in determining competitive levels of compensation, the Committee reviews external compensation studies as well as compensation data for selected positions compiled internally from proxy statements for selected peer companies. The most recent peer group was composed of the following financial institutions: Alabama National Bancorporation (Birmingham, AL), Bank of the Ozarks, Inc. (Little Rock, AR), BancTrust Financial Group, Inc. (Mobile, AL), Fidelity Southern Corporation (Atlanta, GA), Hancock Holding Company (Gulfport, MS), IberiaBank Corporation (Lafayette, LA), Seacoast Banking Corporation of Florida (Stuart, FL), Simmons First National Corporation (Pine Bluff, AR), and United Community Banks, Inc. (Blairsville, GA). Although the Compensation Committee does not maintain a formal record of, and has not established fixed targets for, where its compensation stands with respect to the peer companies, the Compensation Committee’s goal is for the compensation package provided to a Superior Bancorp officer to be comparable to, and consequently competitive with, the compensation provided by the peer companies for a similarly situated position.

Elements of Compensation

There are three primary components of Superior Bancorp’s executive compensation program: base salary, short-term incentive compensation and long-term incentive compensation. The Compensation Committee has not established a specific targeted mix of compensation between base salary and short-term and long-term incentives. Short-term incentives are based upon percentages of base salary and long-term incentives are determined based upon a targeted pool of equity. In addition to these primary forms of compensation, Superior Bancorp provides certain perquisites to its executive officers and maintains qualified retirement plans in which its executive officers participate.

Base Salary:  The Compensation Committee endeavors to establish base salary levels for executives that are consistent and competitive with those provided for similarly situated executives of other publicly held financial institutions of similar size and in similar geographic markets, taking into account each executive’s areas and level of responsibility. As noted above, the Committee utilizes data for peer companies in making its determination. For 2006 the Committee determined that the salaries of Messrs. Bailey, Scott and Gardner would remain unchanged from 2005, primarily in recognition of the fact that these executives all joined the company in 2005. The Committee also determined that the base salary of Mr. Gossett would increase from $129,039 to $140,770. Mr. Caughran joined Superior Bancorp in November 2006 as a result of the merger with Community Bancshares, Inc. at the same base salary he was receiving from Community Bancshares.

Short-Term Incentive Compensation:  The Compensation Committee has approved a Management Incentive Plan, which is intended to recognize and reward senior officers of Superior Bancorp and its subsidiaries and affiliates who have contributed to the enhancement of stockholder value through the achievement of corporate and personal performance goals during each plan year. Under the terms of the Management Incentive Plan, the Compensation Committee approves those officers selected to participate in the plan based upon the recommendation of the Chief Executive Officer. Participants are notified by February 15 of each plan year of their eligibility to participate in the plan for such year. For each year, the Compensation Committee will establish corporate financial and operational performance goals, and participants will jointly establish with their respective supervisors individual performance goals. Participants will be assigned to specific potential award levels ranging from 15% to 50% of their respective base salaries, and will be eligible to earn up to 125% of their potential award levels depending upon corporate performance. Awards will be made in a lump sum distribution by March 15 of the year following the plan year. The Compensation Committee has discretion to increase the earned award payment or award a discretionary payment in lieu of the award payment. The Compensation Committee did not exercise this discretion with respect to any of the named executive officers for 2006. The Compensation Committee makes a determination of awards based on the information available to it at the time. The Compensation Committee has no policy to adjust or recover awards or payments if the relevant company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Compensation Committee believes that the decision of whether a recovery is appropriate depends upon the facts and circumstances surrounding the restatement or adjustment.

For 2006 the corporate performance goals consisted of five components: (1) net operating earnings for the year, weighted at 30%; (2) year-over-year growth in core deposits, weighted at 20%; (3) year-over-year loan growth, weighted at 20%; (4) the level of non-performing assets and net charge-offs at year end, weighted at 20%; and (5) the regulatory ratings assigned to Superior Bank, weighted at 10%. The individual goals for each of Mr. Bailey, Mr. Scott and Mr. Gardner for 2006 were identical to the corporate goals because each of these officers has responsibility for the performance of the entire company. The potential award level for each of Mr. Bailey, Mr. Scott, and Mr. Gardner was 50% of their respective base salaries as provided in their respective employment agreements with Superior Bancorp. See “Employment Agreements.” The Compensation Committee determined that Mr. Bailey, Mr. Scott and Mr. Gardner were entitled to payouts for 2006 of $190,000, $144,000, and $120,000, respectively, representing 95% of the potential award level for each officer. Mr. Gossett’s potential award level was 20% of his base salary . Mr. Gossett’s payout for 2006 was $21,000, representing 75% of his potential award level. Mr. Caughran did not participate in the Management Incentive Plan in 2006.

Long-Term Incentive Compensation:  In addition to cash incentive compensation, Superior Bancorp utilizes equity-based compensation in the form of stock options to encourage its executives to meet operational goals and maximize long-term stockholder value. Because the value of stock options granted to an executive is directly related to Superior Bancorp’s success in enhancing its market value over time, the Compensation Committee believes that its stock option programs are effective in aligning the interests of management and stockholders.

Except for stock options granted to new employees as a condition of their employment, the Compensation Committee generally considers grants annually at it July meeting. The Compensation Committee has established a target for its annual stock option grants of approximately 120,000 shares of Superior Bancorp stock. The amount of options for each individual is determined taking into account an executive’s current responsibilities and historical performance, as well as the executive’s contribution to Superior Bancorp’s results of operations. In evaluating award grants, the Compensation Committee considers prior grants and shares currently held, as well as the recipient’s success in meeting operational goals and the recipient’s level of responsibility. However, no fixed formula is utilized to determine particular grants. The Compensation Committee believes that the opportunity to acquire a significant equity interest in Superior Bancorp will be a strong motivation for the executives to pursue the long-term interests of Superior Bancorp and will promote longevity and retention of key executives. In 2006 the Compensation Committee granted options to purchase 5,000 shares of Superior Bancorp stock to Mr. Gossett in recognition of his level of responsibilities within the company. No grants were made to Mr. Bailey, Mr. Scott or Mr. Gardner in 2006 in light of the grants which were made to each individual during 2005 as part of the inducement of each of these individuals to join the management team of Superior Bancorp. See “Employment Agreements.”

Superior Bancorp encourages its executives to participate in the equity ownership of the company and seeks to facilitate this ownership through its long-term incentive program. However, Superior Bancorp has not established any security ownership requirements or guidelines for its executives.

Retirement Plans:

The retirement plans maintained by Superior Bancorp are tax-qualified plans in which named executive officers participate on the same terms as other full-time employees of Superior Bancorp. The company maintains a 401(k) plan pursuant to which it matches 100% of the first 3% and 50% of the next 2% of compensation contributed to the plan by the employee. Superior Bancorp also maintains two employee stock ownership plans (“ESOPs”), one of which it acquired as a result of its merger with Community Bancshares, Inc. in 2006. Contributions to the ESOPs are determined by the board of directors, but must be in an amount sufficient to enable the ESOPs to service their debt. Superior Bancorp’s contributions to the 401(k) plan and ESOPs for the benefit of the named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table below.

Superior Bancorp also maintains a defined benefit pension plan which it acquired as a result of the merger with Community Bancshares, Inc. The pension plan has been frozen since December 31, 2003 so that no additional benefits are accruing under the plan. Superior Bancorp is required to make contributions in the plan in an amount sufficient to satisfy the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Mr. Caughran is the only named executive officer with an accrued benefit under the pension plan. See “Pension Benefits.”

Perquisites and Other Benefits:

Pursuant to the terms of their employment agreements, Mr. Bailey, Mr. Scott and Mr. Gardner each receive certain perquisites or other benefits, including use of an automobile, club memberships and life insurance in excess of that provided under the company’s group term life insurance plan. These employment agreements also provide that Superior Bancorp will reimburse the executives for the expenses of relocating their permanent residences to the Birmingham, Alabama metropolitan area. Most relocation expenses were paid in 2005, but Mr. Scott was reimbursed for some relocation expenses in 2006. The Compensation Committee believes that all of these benefits are appropriate considering the level of responsibility of these officers. See “Summary Compensation Table — All Other Compensation.”

Tax and Accounting Considerations

The Omnibus Budget Reconciliation Act of 1993 contains a provision under which a publicly traded corporation is sometimes precluded from taking a federal income tax deduction for compensation in excess of $1,000,000 that is paid to the chief executive officer and the four other most highly-compensated executives of a corporation during its tax year. Compensation in excess of $1,000,000 continues to be deductible if that compensation is “performance based” within the meaning of that term under Section 162(m) of the Internal Revenue

Code. The Compensation Committee is aware of the potential effects of the Code. The Committee has chosen not to distort its methodology and application of the factors it believes pertinent so as to ensure that all executive compensation is deductible under Section 162(m). While the Compensation Committee intends that Superior Bancorp’s compensation plans will meet, to the extent practical, the prerequisites for deductibility under Section 162(m), if it develops that a portion of the compensation of one or more executive officers is not deductible under Section 162(m), then the Compensation Committee expects that Superior Bancorp would honor its obligations to the executive officers under the compensation arrangements approved by the Compensation Committee.

We account for all compensation paid in accordance with generally accepted accounting principles. The accounting treatment has generally not affected the form of compensation paid to the named executive officers.

Use of Contractual Arrangements

The Compensation Committee considers contractual arrangements to be an effective method of attracting and retaining the services of executives in critical positions. The terms of the company’s agreements are summarized under “Employment Agreements” and “Potential Payouts Upon Termination of Employment or Change in Control of Superior Bancorp.”

Compensation Committee Report (1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is submitted by the following directors of Superior Bancorp, comprising all of the members of the Compensation Committee of the Board of Directors as of December 31, 2006.

 K. Earl Durden
 James M. Link
 Michael E. Stephens, Chairman

(1) The information under this caption is not “soliciting material” or material “filed” with the SEC, except (a) as otherwise required by the rules of the SEC or (b) as we may specifically so request or specifically incorporate it by reference in a filing with the SEC.

Summary of Cash and Certain Other Compensation

The following table presents certain information concerning compensation paid or accrued for services rendered to Superior Bancorp in all capacities during the year ended December 31, 2006, for the named executive officers.

Summary Compensation Table

								Change in
								Pension
							Non-Equity	Value and
							Incentive	Nonqualified
				Stock	Option		Plan	Deferred		All Other
Name and Principal		Salary	Bonus	Awards	Awards		Compensation	Compensation		Compensation	Total
Position Held	Year	($)	($)	($)	($)		($)	($)		($)(1)	($)

C. Stanley Bailey	2006	$400,000	—	—	—		$190,000	—		$38,185	$628,185
Chairman and CEO
C. Marvin Scott	2006	$300,000	—	—	—		$144,000	—		$57,977	$501,977
President
Rick D. Gardner	2006	$250,000	—	—	—		$120,000	—		$25,762	$395,762
Chief Operating Officer
William Caughran	2006	$165,000	—	—	—		—	$681	(3)	$13,678	$179,359
General Counsel
James C. Gossett	2006	$140,770	—	—	$3,450	(2)	$21,000	—		$10,613	$175,833
Chief Accounting Officer

(1)	Represents the following expenses paid or reimbursed by Superior Bancorp for executive officers in 2006: Mr. Bailey — country club expenses of $1,500; automobile expenses of $9,250; life insurance premiums of $2,262; reimbursement of $311 related to the payment of taxes, company contributions of $18,182 to the company’s defined contribution retirement plans; and $6,680 in reimbursement of expenses in connection with the company’s use of an airplane owned by an entity controlled by Mr. Bailey; Mr. Scott — country club expenses of $5,088; automobile expenses of $14,750; life insurance premiums of $2,773; relocation expenses of $10,145; reimbursement of $8,157 related to the payment of taxes, and company contributions of $17,064 to the company’s defined contribution retirement plans ; Mr. Gardner — automobile expenses of $9,250; life insurance premiums of $1,025; reimbursement of $205 related to the payment of taxes; and company contributions of $15,282 to the company’s defined contribution retirement plans; Mr. Caughran — automobile expenses of $5,539 and company contributions of $8,139 to the company’s defined contribution retirement plans; and Mr. Gossett — company contributions of $10,613 to the company’s defined contribution retirement plans.

(2)	Mr. Gossett was granted options to purchase 5,000 shares of Superior Bancorp common stock. The amount shown represents the expense recognized by Superior Bancorp in its 2006 financial statements in connection with this grant. See “Grant of Plan-Based Awards.”

(3)	Represents the net change in the actuarial value of Mr. Caughran’s accumulated benefit under the Community Bancshares, Inc. Revised Pension Plan during 2006.

Grants of Plan-Based Awards

The following table contains information concerning compensation granted to the named executive officers during 2006 pursuant to incentive compensation plans of Superior Bancorp.

Grants of Plan-Based Awards

								All Other	All Other
								Stock Awards:	Option Awards:
		Estimated Future Payouts						Number of	Number of	Exercise or	Grant Date
		Under Non-Equity Incentive						Shares of	Securities	Base Price	Fair Value
		Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock or	Underlying	of Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Date	($)	($)(1)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards

C. Stanley Bailey	01/23/07	N/A	$200,000	N/A	—	—	—	—	—	—	—
C. Marvin Scott	01/23/07	N/A	$150,000	N/A	—	—	—	—	—	—	—
Rick D. Gardner	01/23/07	N/A	$125,000	N/A	—	—	—	—	—	—	—
William Caughran	—	—	—	—	—	—	—	—	—	—	—
James C. Gossett	07/26/06	—	—	—	—	—	—	—	5,000	$10.56	$18,506
	01/23/07	N/A	$28,154	N/A	—	—	—	—	—	—	—

(1)	Amounts represent target awards under the Management Incentive Compensation Plan, which equal a specified percentage of base salary. The plan does not have threshold or maximum amounts. Plan awards of up to 125% of target could be paid for extraordinary performance and amounts significantly below target could be awarded for less than adequate performance. Actual payments are shown in the summary compensation table and are slightly below the targets. See discussion of performance targets in the Compensation Discussion and Analysis above.

Employment Agreements

C. Stanley Bailey.  Mr. Bailey and Superior Bancorp have entered into an Employment Agreement, dated January 24, 2005, under which Superior Bancorp has agreed to employ Mr. Bailey as Chief Executive Officer of Superior Bancorp and Superior Bank for a term originally scheduled to expire January 31, 2008. The Employment Agreement automatically renews for successive one-year extensions on each anniversary of the commencement of the term unless either party gives the other 30 days’ prior written notice of nonrenewal. Under the Employment Agreement, Mr. Bailey is entitled to an initial base salary at the annual rate of $400,000 per year and to an annual target bonus of 50% of his base salary, subject to the achievement of agreed-upon performance goals. Mr. Bailey is also entitled to participate in other bonus or long-term incentive plans applicable to similarly situated executive officers, and to participate in such insurance, medical and other employee benefit plans as may be provided to such executive officers. Superior Bancorp is also required to provide Mr. Bailey with certain other benefits, including a term life insurance policy in the amount of at least $1 million, an automobile and customary automobile-related benefits, and initiation fees, dues and assessments for approved club memberships, and to pay certain relocation expenses. The agreement restricts Mr. Bailey’s ability to engage in various activities competitive with Superior Bancorp’s business during the terms of his employment and for one year after Mr. Bailey ceases to be employed by Superior Bancorp. The agreement obligates Superior Bancorp to appoint Mr. Bailey to the Board of Directors of Superior Bancorp, and further provides that Mr. Bailey will be Chairman of the Board.

C. Marvin Scott and Rick D. Gardner.  Mr. Scott and Mr. Gardner have entered into employment agreements with Superior Bancorp and the Bank providing for terms substantially identical to those described above with respect to Mr. Bailey, except that (a) Mr. Scott’s initial annual base salary is $300,000 and Mr. Gardner’s initial annual base salary is $250,000; (b) Superior Bancorp is obligated to provide term life insurance policies to Mr. Scott in the amount of $750,000 and to Mr. Gardner in the amount of $600,000; and (c) each of Mr. Scott and Mr. Gardner was required to be appointed as a director of Superior Bancorp effective on or before December 31, 2005, if then permitted by the NASDAQ Stock Market Marketplace Rules, or, if not so permitted on or before December 31, 2005, then as soon thereafter as is permitted by the NASDAQ Stock Market Marketplace Rules. Both Mr. Scott and Mr. Gardner were elected as directors at the 2005 Annual Meeting of Stockholders and continue to serve in such capacity.

Stock Option Grants to Messrs. Bailey, Scott and Gardner.  Under their respective employment agreements, Superior Bancorp is obligated to grant, and has granted as of January 24, 2005, options to acquire 711,970 shares of common stock to Mr. Bailey, 355,985 shares to Mr. Scott, and 355,985 shares to Mr. Gardner, each at an exercise price of $8.17 per share, the market price on the date of grant. Such options have a ten-year term. Such options were originally scheduled to vest and become exercisable as follows:

•	50% on April 24, 2005;

•	20% on the later of (x) the date on which the average closing price per share of Superior Bancorp common stock over a 15-consecutive-trading-day period (the “Market Value price”) is at least $10 but less than $12, and (y) June 29, 2005 (the “Alternate Vesting Date”);

•	15% on the later of (x) the date on which the Market Value price is at least $12 but less than $14, and (y) the Alternate Vesting Date; and

•	15% on the later of (x) the date on which the Market Value price is at least $14, and (y) the Alternate Vesting Date.

•	To the extent not otherwise vested, on January 24, 2010.

The initial 70% of such grants vested as provided above. The remaining 30% of such grants were vested effective November 15, 2005, as a result of the determination by the Compensation Committee of the Board of Directors to vest all outstanding but unvested stock option grants in full as of such date. In consideration of such accelerated vesting, Messrs. Bailey, Scott and Gardner agreed to forgo any bonuses for which they would otherwise have been entitled with respect to 2005.

Change-in-Control Agreement with James C. Gossett.  Mr. Gossett, our Chief Accounting Officer, does not have an employment agreement with Superior Bancorp. However, Superior Bancorp and Mr. Gossett are parties to an agreement, dated April 1, 2002, under which Mr. Gossett would be entitled to one year’s compensation (including bonus compensation) and immediate vesting of all unvested amounts under stock incentive or deferred compensation arrangements in the event that Mr. Gossett voluntarily terminates his employment for Good Reason (as defined) within one year after a Change in Control (as defined) of Superior Bancorp.

Agreement with Mr. Caughran.  In connection with the acquisition of Community Bancshares, Inc., Superior Bank entered into an agreement with Mr. Caughran dated August 31, 2006 which provides that Mr. Caughran will serve as the General Counsel of Superior Bancorp and Superior Bank. Mr. Caughran is entitled to a base salary of not less than $165,000 and is also entitled to participate in all welfare benefit, pension benefit and bonus and incentive compensation plans applicable to similarly situated officers. On the first anniversary of the acquisition of Community Bancshares, Inc., Mr. Caughran will receive a bonus payment in the amount of $215,099.

The provisions of each of these agreements relating to termination of the individual’s employment are discussed below under the caption “Potential Payouts Upon Termination of Employment or Change in Control of Superior Bancorp.”

Outstanding Equity Awards at Year End 2006.

The following table provides information with respect to equity awards held by the named executive officers at December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
				Equity					Incentive	Market or
				Incentive					Plan	Payout
				Plan					Awards:	Value
				Awards:				Market	Number of	of Unearned
	Number of	Number of		Number of			Number of	Value	Unearned	Shares,
	Securities	Securities		Securities			Shares or	of Shares	Shares,	Units or
	Underlying	Underlying		Underlying			Units of	or Units	Units or	Other
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That	of Stock	Other Rights	Rights
	Options	Options		Unearned	Exercise	Expiration	Have Not	That Have	That Have	That Have
Name	Exercisable(#)	Unexercisable(#)		Options(#)	Price($)	Date	Vested(#)	Not Vested(#)	Not Vested(#)	Not Vested($)

C. Stanley Bailey	711,970	—		—	$8.17	2015	—	—	—	—
C. Marvin Scott	355,985	—		—	$8.17	2015	—	—	—	—
Rick D. Gardner	355,985	—			$8.17	2015	—	—	—	—
William Caughran	—	—		—	—	—	—	—	—	—
James C. Gossett	—	5,000	(1)	—	$10.56	2016	—	—	—	—
	5,000	—		—	$10.68	2015	—	—	—	—
	15,000	—		—	$6.25	2014	—	—	—	—
	2,500	—		—	$7.67	2012	—	—	—	—
	7,500	—		—	$6.65	2011	—	—	—	—
	2,500	—		—	$6.00	2010	—	—	—	—

(1)	These options will vest upon the earlier of July 17, 2011 or (a) 50% vesting upon Superior Bancorp common stock reaching a per share market value price of $12.00 and (b) 50% vesting upon Superior Bancorp common stock reaching a per share market value price of $14.00.

Options Exercises and Vesting of Stock.

The following table provides information with respect to stock options exercised by the named executive officers or the vesting of stock held by the named executive officers during 2006.

Option Exercises and Stock Vested

	Option Awards			Stock Awards
	Number of	Value		Number of	Value
	Shares Acquired	Realized on		Shares Acquired	Realized
	on Exercise	Exercise		on Vesting	on Vesting
Name	(#)	($)		(#)	($)

C. Stanley Bailey	—	—		—	—
C. Marvin Scott	—	—		—	—
Rick D. Gardner	—	—		—	—
William Caughran	—	$273,050	(1)	—	—
James C. Gossett	—	—		—	—

(1)	Mr. Caughran surrendered options to purchase 67,500 shares of Community Bancshares, Inc. common stock and received payment of the amount shown above in connection with the merger of Community Bancshares, Inc. with Superior Bancorp.

Pension Benefits.

The following table provides information with respect to retirement benefits of the named executive officers pursuant to defined benefit plans and related supplemental executive retirement plans maintained by Superior Bancorp.

Pension Benefits

		Number of		Present
		Years of		Value of		Payments
		Credited		Accumulated		During Last
		Service		Benefit		Fiscal Year
Name	Plan Name	(#)		($)		($)

C. Stanley Bailey	—	—		—		—
C. Marvin Scott	—	—		—		—
Rick D. Gardner	—	—		—		—
William Caughran	Community Bancshares, Inc. Revised Pension Plan	5	(1)	$45,238	(2)	—
James C. Gossett	—	—		—		—

(1)	Mr. Caughran’s years of credited service are less than his actual years of service with Community Bancshares because the Community Bancshares, Inc. Revised Pension Plan was frozen as of December 31, 2003 and accrual of credited service ceased at that time.

(2)	The key assumptions used in determining the present value of Mr. Caughran’s benefit are the same assumptions used to calculate the plan’s liabilities as disclosed in Note 20 to the consolidated financial statements of Superior Bancorp and its subsidiaries contained in Superior Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006.

Superior Bancorp became the sponsor of the Community Bancshares, Inc. Revised Pension Plan upon its merger with Community Bancshares in November 2006. The plan was frozen as of December 31, 2003 such that no new participants may enter the plan and no current participants may accrue any additional benefits under the plan. The amount of the retirement benefit for a participant is determined by the length of the participant’s credited service under the plan and his average monthly earnings for the five highest compensated, consecutive calendar years of the participant’s final ten consecutive calendar years of employment. Compensation covered by the plan is total compensation, including bonuses, overtime or other forms of extraordinary compensation, subject to the limitation on compensation imposed by Section 401(a)(17) of the Internal Revenue Code. The amount of compensation taken into account in determining a participant’s retirement benefits was also frozen as of December 31, 2003.

Nonqualified Deferred Compensation

None of the named executive officers participate in any deferred compensation plans.

Potential Payouts Upon Termination of Employment or Change in Control of Superior Bancorp.

As discussed above under the caption “Employment Agreements,” each of Mr. Bailey, Mr. Scott and Mr. Gardner are parties to an employment agreement with Superior Bancorp, Mr. Gossett is a party to a change in control agreement with Superior Bancorp, and Mr. Caughran is a party to an agreement entered into in connection with an acquisition.

Messrs. Bailey, Scott and Gardner.  If the employment of any of Mr. Bailey, Mr. Scott or Mr. Gardner is terminated other than for Cause (as defined) or as a result of his death or disability, or if any such executive terminates the agreement as a result of certain adverse changes in his functions, duties or responsibilities or of another material breach by Superior Bancorp of its obligations, the executive is entitled to continued compensation at the then-current rate (including bonus compensation) for the then-remaining term of the agreement, provided that the executive may elect to receive such payment in a lump sum discounted to present value using a 6% discount rate, and to the continuation of other benefits during such remaining term. If the executive’s employment is terminated as a result of his disability, he is entitled to continued compensation at his then-current rate (including bonus compensation) and the continuation of other benefits for one year. If the executive’s employment by Superior Bancorp is terminated within two years following a Change in Control (as defined), other than for Cause or as a result of his death, disability or retirement, or if the executive terminates such employment following the occurrence of specified events within two years after a Change in Control, the executive will be entitled to receive a lump sum payment equal to three times the sum of (i) his then-current base salary plus (ii) the target bonus he would have been entitled to receive, and he will be entitled to receive other benefits specified in the agreement. In addition, he will be entitled to a gross-up payment equal to the amount of any excise taxes imposed upon him as a result of such payments upon termination following a Change in Control.

If the employment of Mr. Bailey, Mr. Scott and Mr. Gardner had terminated as of December 31, 2006, other than for Cause, death or disability or a Change in Control, Superior Bancorp would have been obligated to make payments of $1,145,810 to Mr. Bailey; $862,262 to Mr. Scott; and $718,560 to Mr. Gardner, assuming each individual elected to be paid in a lump sum discounted to present value. Superior Bancorp would also be obligated to continue the executive’s participation in all benefit programs through January 24, 2009 at an approximate cost of $18,320 for Mr. Bailey, $17,370 for Mr. Scott, and $14,040 for Mr. Gardner and to transfer to each executive title to the company automobile assigned to the executive at an approximate cost of $20,865 for Mr. Bailey, $33,642 for Mr. Scott, and $24,701 for Mr. Gardner. The costs for continued benefits assume that there are no premium increases under the company’s insurance programs prior to January 24, 2009.

If the employment of Mr. Bailey, Mr. Scott and Mr. Gardner had terminated as of December 31, 2006 following a Change in Control, Superior Bancorp or its successor would have been obligated to make payments of the following amounts, including gross-up payments: $2,666,115 to Mr. Bailey; $2,009,925 to Mr. Scott; and $1,685,536 to Mr. Gardner. Superior Bancorp or its successor would also be obligated until December 31, 2009 to provide each executive with life insurance, medical insurance, dental insurance and accident and disability insurance substantially equivalent to what executive received prior to the termination of his employment at an approximate cost of $27,480 for Mr. Bailey, $26,055 for Mr. Scott and $21,060 for Mr. Gardner and to transfer to each executive title to the company automobile assigned to the executive at an approximate cost of $20,865 for Mr. Bailey, $33,642 for Mr. Scott, and $24,701 for Mr. Gardner. The costs for continued benefits assume that there are no premium increases under the company’s insurance programs prior to December 31, 2009.

Mr. Gossett.  Pursuant to the terms of his Change in Control Agreement, Mr. Gossett would be entitled to one year’s compensation (including bonus compensation) and immediate vesting of all unvested amounts under stock incentive or deferred compensation arrangements in the event that Mr. Gossett voluntarily terminates his employment for Good Reason (as defined) within one year after a Change in Control (as defined) of Superior Bancorp.

If the employment of Mr. Gossett had terminated as of December 31, 2006 following a Change in Control, Superior Bancorp or its successor would have been obligated to pay Mr. Gossett $170,078. In addition, Mr. Gossett would become vested in options to purchase 5,000 shares of Superior Bancorp common stock which were granted on July 17, 2006. The expense to Superior Bancorp resulting from the vesting of these options as of December 31, 2006 would have been $14,501.

Mr. Caughran.  Pursuant to the terms of the Agreement with Mr. Caughran dated August 31, 2006, if Mr. Caughran’s employment is terminated prior to November 7, 2007 other than for Cause (as defined) or on account of his death or Total Disability (as defined), Mr. Caughran will receive in a lump sum payment his base salary from the date of his termination until November 7, 2007. Mr. Caughran is also entitled to receive a bonus payment of $215,099 on November 7, 2007 whether or not he is employed by Superior Bank at that time.

If the employment of Mr. Caughran had terminated as of December 31, 2006, Superior Bancorp would have been obligated to pay Mr. Caughran $140,664, which represents his base salary from January 1, 2007 through November 7, 2007.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2006, relating to our equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted in the future.

			Number of Shares
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))
	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders(1)	1,300,500	$7.73	387,326
Equity Compensation Plans not Approved by Security Holders(2)	1,742,097	$8.32	34,048
Total	3,042,597	$8.07	421,374

(1)	Excludes 162,704 shares of restricted stock granted under the Third Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation.

(2)	Includes options covering (a) 1,740,937 shares issued to Messrs. Bailey, Scott and Gardner and three other management employees in connection with their employment arrangements, (b) 34,048 shares reserved for issuance to other new management hires, and (c) 1,160 shares authorized and issued under the Commerce Bank of Alabama Stock Option Plan, which we assumed in the merger with Commerce Bank of Alabama in November 1998. We do not intend to grant any additional options under this plan.

Third Amended and Restated 1998 Stock Incentive Plan.  The objectives of the Third Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation are to further our growth and development by (i) encouraging selected participants who contribute or are expected to contribute materially to our success to obtain shares of our common stock and to encourage them to promote our best interests and (ii) affording us a means of attracting qualified personnel. The plan authorizes the grant of incentive stock options, nonqualified stock options and other awards, including stock appreciation rights, restricted stock and performance shares. The plan covers 2,500,000 shares of our common stock. As of December 31, 2006, the Compensation Committee has granted options to purchase 1,300,500 shares of our common stock which remain outstanding and restricted stock awards covering 162,704 shares of our common stock which remain outstanding. Those shares may be, in whole or in part, authorized but unissued shares or issued shares that we have reacquired.

Our Compensation Committee, which administers the Third Amended and Restated 1998 Stock Incentive Plan, may grant options or other awards to employees, officers, directors, consultants, agents, independent contractors and other persons who contributed or are expected to contribute materially to our success. The Compensation Committee, subject to the approval of the board of directors and the provisions of the plan, has full power to determine the types of awards to be granted, to select the individuals to whom awards will be granted, to fix the number of shares that each optionee may purchase, to set the terms and conditions of each option, and to determine all other matters relating to the plan.

The Commerce Bank of Alabama Stock Incentive Compensation Plan.  We assumed the Commerce Bank of Alabama Incentive Compensation Plan in our acquisition of Commerce Bank of Alabama on November 6, 1998. This plan authorized the grant of incentive and nonqualified options to purchase common stock of Superior Bancorp. As of December 31, 2006, there were options outstanding under this plan to purchase 1,160 shares of common stock at a price of $6.24 per share. We have not granted and do not intend to grant any additional options under this plan.

Management Matters

There are no arrangements or understandings known to us between any of our directors, nominees for director or executive officers and any other person pursuant to which any such person was or is to be nominated or elected as a director or an executive officer except as otherwise disclosed herein. The employment agreements for Mr. Bailey, Mr. Scott and Mr. Gardner provide that they will be nominated to serve as directors of Superior Bancorp.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee comprises Messrs. Stephens, Durden and Link. None of the members of the Compensation Committee is a former or current officer or employee of Superior Bancorp or any of its subsidiaries.

Certain Transactions and Relationships

Superior Bancorp has a written policy concerning transactions with its directors and their family members. The policy provides that neither Superior Bancorp nor its subsidiaries will make payments to, or for the benefit of, any non-employee director or his family members totaling more than $60,000 per year in direct compensation, other than board or committee fees and payments to family members who are non-executive employees of Superior Bancorp or its subsidiaries. The policy also provides that Superior Bancorp will meet or exceed the requirements of the NASDAQ Stock Market with respect to director independence. The policy does not prohibit business relationships between Superior Bancorp or its subsidiaries and business entities affiliated with its directors except to the extent that such relationships would cause less than a majority of Superior Bancorp’s directors to be independent under NASDAQ rules.

Superior Bancorp and Superior Bank have entered into transactions with certain directors or officers of Superior Bancorp or their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management involve more than normal credit risk or present other unfavorable features.

The Mailon Kent Insurance Agency received commissions of approximately $166,876 from the sale of insurance to Superior Bancorp during 2006. James Mailon Kent, Jr., a director of Superior Bancorp, is the owner of the Mailon Kent Insurance Agency.

Superior Bancorp believes that the foregoing transactions were made on terms and conditions reflective of arms’ length transactions.

PROPOSAL NUMBER TWO
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK

By unanimous written consent dated March 7, 2007, our Board of Directors approved an amendment to Article IV, Section 4.1 of our Restated Certificate of Incorporation to increase the number of authorized shares of common stock of Superior Bancorp from 50 million to 60 million. Such approval by the Board is subject to the approval of such amendment by the holders of a majority of the outstanding shares of our common stock. A copy of the proposed amendment is attached to this Proxy Statement as Annex A.

Increase in Authorized Common Stock

The Board of Directors recommends that the stockholders approve the proposed amendment because it considers such amendment to be in the best long-term and short-term interests of Superior Bancorp, its stockholders and its other constituencies. The proposed increase in the number of authorized shares of common stock will ensure that a sufficient number of shares will be available, if needed, for issuance in connection with any possible future transactions approved by the Board of Directors, including, among others, stock splits, stock dividends, stock incentive plans, acquisitions and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a special stockholders’ meeting (except as may be required by applicable law or regulatory authorities or by the rules of the Nasdaq Global Market) will be beneficial to Superior Bancorp by providing it with the flexibility to consider and respond to future business opportunities and needs as they arise. The availability of such additional shares will also enable us to act promptly when the Board of Directors determines that the issuance of additional shares of common stock is advisable. It is possible that shares of common stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares currently outstanding.

We do not have any immediate plans, agreements, arrangements, commitments or understandings with respect to the issuance of any additional shares of our common stock that would be authorized upon approval of the proposed amendment. However, as described below, we have a relatively small number of authorized but unissued shares that are not already reserved for issuance, and if the proposed amendment is not approved, our flexibility to pursue potential future transactions or compensation arrangements involving our stock will be limited.

Under our Restated Certificate of Incorporation, we currently have authority to issue 50 million shares of common stock, par value $.001 per share, of which           shares were issued and outstanding as of March 31, 2007. In addition, as of such date, approximately (a) 387,326 shares were reserved for issuance under our Third Amended and Restated 1998 Stock Incentive Plan, under which options to purchase a total of 1,300,500 shares were outstanding, (b)            shares were reserved for issuance under other stock options granted, assumed or reserved for future grants by Superior Bancorp, (c)            shares were reserved for issuance in lieu of cash compensation to non-employee directors, and (d) approximately           shares (subject to adjustment based upon the trading price of our common stock at the time of consummation) were expected to be issued in connection with the consummation of our proposed merger with People’s Community Bancshares, Inc., Inc. The issuance of such reserved shares and the consummation of the People’s Community Bancshares merger are not dependent upon approval of the proposed amendment. After giving effect to such reserved shares, approximately           shares were available for issuance on such date.

There are no preemptive rights with respect to our common stock.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the adoption of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 50 million to 60 million. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will be necessary for the approval of such amendment.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General

Our independent public accounting firm for the calendar years ended December 31, 2006 and 2005 was Carr, Riggs & Ingram, LLC (“CRI”). The Audit Committee has not yet made a recommendation to the Board of Directors concerning the appointment of independent auditors for the current fiscal year ending December 31, 2007. Management expects representatives from CRI to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees (including reimbursable expenses) of CRI for professional services rendered for the audit of Superior Bancorp’s financial statements for the fiscal years ended December 31, 2006 and 2005 and for the reviews of the financial statements for Superior Bancorp’s Quarterly Reports on Form 10-Q and statutory audits for the fiscal years ended December 31, 2006 and 2005 were $500,000 and $400,000, respectively.

Audit Related Fees

The aggregate “audit related fees” (including reimbursable expenses) of CRI for the fiscal years ended December 31, 2006 and 2005 were $58,796 and $0, respectively. Audit related fees primarily consist of fees relating to benefit plan audits.

Tax Fees

The aggregate tax fees paid to CRI were $0 for each of the fiscal years ended December 31, 2006 and 2005.

All Other Fees

The aggregate fees billed by CRI for all other services rendered to Superior Bancorp, other than services described above, were $30,000 for each of the fiscal years ended December 31, 2006 and 2005.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services and other services. The Audit Committee pre-approved all of the services for the audit fees described above. The Audit Committee regularly monitors the services provided by the independent auditors for both audit and non-audit services. None of the services described above were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

The Audit Committee has considered whether the provision of the services covered above is compatible with maintaining CRI’s independence and has concluded that it is.

REPORT OF THE AUDIT COMMITTEE (1)

The members of the Audit Committee are “independent directors”, as defined under NASDAQ Rule 4200, and meet the standards required by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. Two members of the Audit Committee are “audit committee financial experts” under the Rules of the Securities and Exchange Commission. The Audit Committee oversees Superior Bancorp’s financial reporting process and internal controls on behalf of the Board of Directors and is responsible for the appointment, retention, oversight and compensation of

(1) The information under this caption is not “soliciting material” or material “filed” with the SEC, except (a) as otherwise required by the rules of the SEC or (b) as we may specifically so request or specifically incorporate it by reference in a filing with the SEC.

the company’s independent auditors and the approval of services they perform. Management has the primary responsibility for establishing and maintaining systems of internal controls and for the preparation of the financial statements and other financial information included in Superior Bancorp’s Annual Report. In fulfilling its oversight responsibilities, the Audit Committee reviewed the consolidated financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles, generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Superior Bancorp’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee has discussed with the independent auditors their independence from management and Superior Bancorp, including the matters in the written disclosures required by the Independence Standards Board.

The Audit Committee discussed with Superior Bancorp’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Superior Bancorp’s internal controls, and the overall quality of Superior Bancorp’s financial reporting.

Based on the Audit Committee’s discussions with management and the independent auditors, as described above, and upon its review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board of Directors that Superior Bancorp’s audited consolidated financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC.

The foregoing report is submitted by the following directors of Superior Bancorp, comprising all of the members of the Audit Committee of the Board of Directors as of December 31, 2006.

Roger Barker, Chairman
Thomas E. Jernigan, Jr.
James C. White, Sr.

STOCKHOLDER PROPOSALS FOR
NEXT ANNUAL MEETING OF STOCKHOLDERS

Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2008 annual meeting of stockholders must be received by us no later than the close of business on December 18, 2007. You may also submit a proposal for presentation at the annual meeting of stockholders to be held in 2008, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us by the close of business on March 2, 2008, then we will not address the proposal in our proxy statement relating to that meeting, and all proxies solicited and received by the Board of Directors will be deemed to have confirmed discretionary authority to vote on any such proposal. Any proposals should be sent to:

Superior Bancorp.
17 North 20th Street
Birmingham, Alabama 35203
Attention: Corporate Secretary

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgments on such matters.

Please SIGN, DATE and RETURN the enclosed Proxy promptly.

By Order of the Board of Directors,

William H. Caughran
Secretary

Birmingham, Alabama
April 16, 2007

ANNEX A

PROPOSED AMENDMENT TO ARTICLE IV, SECTION 4.1 OF THE RESTATED
CERTIFICATE OF INCORPORATION OF SUPERIOR BANCORP, AS
APPROVED BY THE BOARD OF DIRECTORS AS OF MARCH 7, 2007

RESOLVED, that, subject to the approval by the affirmative vote of the holders of a majority of the issued and outstanding common stock of the Corporation at the 2007 Annual Meeting of Stockholders of the Corporation, the first paragraph of Article IV, Section 4.1 of the Restated Certificate of Incorporation of the Corporation shall be and read as follows:

Section 4.1  Authorization of Capital.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Sixty-Five Million (65,000,000) shares, comprising Sixty Million (60,000,000) shares of Common Stock, with a par value of $.001 per share, and Five Million (5,000,000) shares of Preferred Stock, with a par value of $.001 per share, as the Board of Directors may decide to issue pursuant to Section 4.3, which constitutes a total authorized capital of all classes of capital stock of Seventy-Five Thousand Dollars ($65,000.00).

A-1

SUPERIOR BANCORP
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2007
The undersigned hereby appoints C. Stanley Bailey and C. Marvin Scott, either one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys-in-fact and Proxies of the undersigned to vote all shares of common stock of Superior Bancorp which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders to be held at 10:00 a.m. Central Daylight Time on Wednesday, May 16, 2007, at Superior Bancorp’s principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203, and at any and all adjournments thereof:
1.	ELECTION OF DIRECTORS. To elect as Directors for a one-year term ending on the date of the Annual Meeting of Stockholders in 2008 the following individuals.

C. Stanley Bailey	Rick D. Gardner	James M. Link	Robert R. Parrish, Jr.
Roger Barker	Thomas E. Jernigan, Jr.	D. Dewey Mitchell	C. Marvin Scott
K. Earl Durden	James Mailon Kent, Jr.	Barry Morton	James C. White, Sr.

☐	FOR all of the nominees except	☐	WITHHOLD AUTHORITY as to all nominees
as marked in the space below

INSTRUCTIONS: To withhold vote for any individual(s) nominated as Directors in Item 1 above write names below:
2.	AMENDMENT TO INCREASE AUTHORIZED CAPITAL STOCK. To amend Superior Bancorp’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 60 million shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(Continued and to be signed on other side)
(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED FOR ALL DIRECTOR NOMINEES AND FOR ALL PROPOSALS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES AND FOR ALL PROPOSALS.

Dated: , 2007

(Print Name)

(Signature of Stockholder(s)

PLEASE DATE, SIGN AND RETURN THIS PROXY TO SUPERIOR BANCORP IN THE ENCLOSED ENVELOPE. THANK YOU.